Shareholder Update

Annual Meeting Results
An annual meeting of the Funds shareholders was held on September
5, 2002. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.


(1) The Funds preferred shareholders elected the following directors:

		    	Shares	 	Shares Withholding
			Voted For	Authority to Vote

Roger A. Gibson		       977			--
Leonard W. Kedrowski	       977			--


(2) The Funds preferred and common shareholders, voting as a single class, elected the following directors:

    			Shares 		Shares Withholding
			Voted For	Authority to Vote

Andrew M. Hunter III(a)	  3,940,673		93,369
John M. Murphy, Jr.	  3,946,673		87,369
Richard K. Riederer	  3,945,007		89,035
Joseph D. Strauss	  3,945,333		88,709
Virginia L. Stringer	  3,938,338		95,704
James M. Wade		  3,939,874		94,168

	(a)Andrew M. Hunter III tendered his resignation from the board of directors, effective December 2002.

(3) The Funds preferred and common shareholders, voting as a single class ratified the selection by the Funds board of directors of Ernst & Young LLP as the independent public accountants for the Fund for the fiscal year ending January 31, 2003. The following votes were cast regarding this matter:

Shares Voted		Shares Voted			Broker
    For			Against		Abstentions	Non-Votes

3,947,869		   20,190	   66,960 	      --